Exhibit 8.1

FOLEY & LARDNER LLP
ATTORNEYS AT LAW

777 EAST WISCONSIN AVENUE
MILWAUKEE, WI 53202-5306
414.271.2400 TEL
414.297.4900 FAX
www.foley.com

March 7, 2008	CLIENT/MATTER NUMBER
038584/0120
Whiting USA Trust I
919 Congress Avenue, Suite 500
Austin, Texas 78701
Ladies and Gentlemen:
          We have acted as tax counsel to Whiting USA Trust I, a Delaware statutory trust (the “Trust”), and Whiting Petroleum Corporation, a Delaware corporation ( “Whiting”), with respect to certain legal matters in connection with the offer and sale of units in the Trust and the preparation and filing of a Registration Statement on Form S-1 and Form S-3 (including the amendments thereto, the “Registration Statement”) with the Securities and Exchange Commission.
          In connection with our opinion, we have reviewed (i) the Conveyance of Net Profits Interest (the “Conveyance”), the Amended and Restated Trust Agreement and the Administrative Services Agreement, each in the form filed as an exhibit to the Registration Statement (collectively, the “Transaction Documents”), (ii) the Registration Statement and (iii) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. With your consent, we are relying upon (without any independent investigation or review thereof, other than such investigation or review as we have deemed necessary to fulfill our professional responsibilities as counsel) the truth and accuracy, at all relevant times, of the statements, representations, and warranties contained in the Transaction Documents, the Registration Statement, and such other documents, certificates, and records. We have also relied upon statements and representations made to us by representatives of Whiting and have assumed that such statements and the facts set forth in such representations are true, correct and complete without regard to any qualification by such representatives as to knowledge or belief.
          For purposes of this opinion, we have assumed, with your permission and without independent investigation, (i) that transactions contemplated in the Transaction Documents will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Transaction Documents, without the waiver or modification of any conditions to any party’s obligation to effect such transactions, (ii) that the parties to the Transaction Documents will comply with all applicable terms of the Transaction Documents, (iii) that the Registration Statement and the Transaction Documents reflect all the material facts relating to the transaction contemplated thereby, (iv) that documents submitted to us as original documents (including signatures) are authentic, (v) that documents submitted to us as copies conform to the original documents, and (vi) that there have been (or will be by the Effective Time (as defined in the Conveyance)) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents.

BOSTON	LOS ANGELES	SACRAMENTO	TALLAHASSEE
BRUSSELS	MADISON	SAN DIEGO	TAMPA
CHICAGO	MILWAUKEE	SAN DIEGO/DEL MAR	TOKYO
DETROIT	NEW YORK	SAN FRANCISCO	WASHINGTON, D.C.
JACKSONVILLE	ORLANDO	SILICON VALLEY

Whiting USA Trust 1
March 7, 2008

          Based upon the foregoing and in reliance thereon, all statements of legal conclusions contained in the discussion (the “Discussion”) set forth in the Registration Statement under the heading “Federal Income Tax Consequences” constitute, unless otherwise noted, our opinion with respect to the matters set forth therein as of the effective date of the Registration Statement. In addition, we are of the opinion that the Discussion with respect to those matters as to which no legal conclusions are provided is an accurate discussion of such federal income tax matters (except for the representations and statements of fact by Whiting and the Trust included in the Discussion, as to which we express no opinion).
          Our opinion expressed herein is based upon existing law, regulations, administrative pronouncements, and judicial authority, all as in effect as of today’s date. This opinion represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion. Our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the transactions contemplated by the Transaction Documents. We undertake no responsibility to advise you of any future change in the matters stated or assumed herein or in the federal income tax laws or the application or interpretation thereof.
           We are furnishing this opinion solely for your benefit in connection with the filing of the Registration Statement, and this opinion may not be relied upon by any other person without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references to this opinion in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.
Very truly yours,

/s/ FOLEY & LARDNER LLP